Exhibit 99.2

THE J. M. SMUCKER COMPANY CRISCO BUSINESS

Abbreviated Financial Statements (Unaudited)

October 31, 2020

THE J. M. SMUCKER COMPANY CRISCO BUSINESS

Statement of Assets Acquired and Liabilities Assumed (Unaudited)

Dollars in millions	October 31, 2020
Assets:
Inventories	$37.0
Property, plant, and equipment – net	36.9
Operating lease right-of-use assets	1.6
Other intangible assets – net	117.5
Other noncurrent assets	0.1
Total assets	$193.1
Liabilities:
Current operating lease liabilities	$0.6
Noncurrent operating lease liabilities	1.0
Total liabilities	1.6
Net assets	$191.5

See accompanying notes to abbreviated financial statements.

THE J. M. SMUCKER COMPANY CRISCO BUSINESS

Statement of Revenue and Direct Operating Expenses (Unaudited)

Six Months Ended
Dollars in millions	October 31, 2020
Revenue	$164.4
Cost of products sold	98.9
Gross Profit	65.5
Selling, distribution, and administrative expenses	13.8
Amortization	3.6
Other operating expense (income) – net	(0.8)
Operating Income	$48.9

See accompanying notes to abbreviated financial statements.

THE J. M. SMUCKER COMPANY CRISCO BUSINESS

Notes to Abbreviated Financial Statements (Unaudited)

October 31, 2020

(Dollars in millions)

NOTE 1: DESCRIPTION OF BUSINESS

The J. M. Smucker Company (“Smucker”) entered into an Asset Purchase Agreement (the “Agreement”) with B&G Foods North America, Inc. (the “Buyer”), which provides for the sale of certain assets of Smucker, pertaining to the The J. M. Smucker Company Crisco Business (the “Crisco Business”). The sale closed on December 1, 2020.

The accompanying statement of assets acquired and liabilities assumed and the statement of revenue and direct operating expenses of the Crisco Business were prepared for the purpose of assisting the Buyer in complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Crisco Business’ assets, liabilities, equity, revenues, expenses, and cash flows.

These statements should be read in conjunction with the audited financial statements and footnotes of the Crisco Business for the fiscal year ended April 30, 2020, that are filed as an exhibit to the same Form 8-K to which these financial statements are filed as an exhibit. The accounting policies used in preparing these financial statements are the same as those described in Note 2 to the financial statements in that Form 8-K.

The preparation of abbreviated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from these estimates. These financial statements include allocations and estimates that are not indicative of the costs and expenses that would have resulted if the Crisco Business had operated as a separate entity, or the future results of the Crisco Business.

NOTE 2: INVENTORIES

The components of inventories are as follows:

October 31, 2020
Finished products	$18.2
Raw materials	9.6
Work-in-process	9.2
Total inventory	$37.0

NOTE 3: PROPERTY, PLANT, AND EQUIPMENT

The components of property, plant, and equipment – net are as follows:

October 31, 2020
Land and land improvements	$9.3
Buildings and fixtures	40.0
Machinery and equipment	89.7
Construction in progress	1.0
Gross property, plant, and equipment	140.0
Less accumulated depreciation	(103.1)
Total property, plant, and equipment	$36.9

Depreciation expense assigned to the Crisco Business of $2.3 million for the six months ended October 31, 2020, is primarily included in cost of products sold in the statement of revenue and direct operating expenses.

NOTE 4: SUBSEQUENT EVENTS

Subsequent events have been evaluated through January 28, 2021, the date these abbreviated financial statements were issued.

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